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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                               AG Associates, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   001073 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 6
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CUSIP NO.  001073 10 5               SCHEDULE 13G      PAGE  2    OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Arnon Gat  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Israel
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    18,023
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     937,153
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   18,023
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               937,153
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          955,176
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          15.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------


                                    Page 2 of 6



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CUSIP NO.  001073 10 5               SCHEDULE 13G      PAGE  2    OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Anita Gat  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    24,364
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     937,153
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   24,364
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               937,153
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          961,517
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          15.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------


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ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

        (a)    AG Associates, Inc.
        (b)    4425 Fortran Drive, San Jose, California 95134-2300

ITEM 2.  INFORMATION CONCERNING PERSON FILING:

Regarding Arnon Gat:                         Regarding Anita Gat
(a)    Arnon Gat                             (a)    Anita Gat
(b)    2000 Bryant Street                    (b)    2000 Bryant Street
       Palo Alto, California 94301                  Palo Alto, California 94301
(c)    Israel                                (c)    U.S.A.
(d)    Common Stock                          (d)    Common Stock
(e)    001073 10 5                           (e)    001073 10 5

ITEM 3.  STATUS OF PERSON FILING:  Not applicable

ITEM 4.  OWNERSHIP:

Regarding Arnon Gat:                         Regarding Anita Gat
(a)    955,176 shares                        (a)    961,517 shares
(b)    15.4%                                 (b)    15.8%
(c)    (i)  18,023 shares                    (c)    (i)  24,364 shares
       (ii)  937,153 shares                         (ii)  937,153 shares
       (iii)  18,023 shares                         (iii)  24,364 shares
       (iv)  937,153 shares                         (iv)  937,153 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Arnon Gat and Anita Gat, husband and wife, jointly hold of record 937,153 shares. Arnon Gat holds of record 18,023 shares individually, and Anita Gat holds of record 24,364 shares individually. The filing persons live in a community property State.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:  Not applicable.

ITEM 10. CERTIFICATION:  Not applicable.


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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998



                                  By:  /s/ Arnon Gat
                                       ----------------------------------------
                                           Arnon Gat



                                  By:  /s/ Anita Gat
                                       ----------------------------------------
                                           Anita Gat

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                                    EXHIBIT A

                             JOINT FILING AGREEMENT



         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of AG Associates, Inc. dated February 12, 1998, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(f) under the Securities Exchange Act of 1934.


Date:    February 12, 1998





/s/ Arnon Gat                                /s/ Anita Gat
---------------------------------            -----------------------------------
Arnon Gat                                    Anita Gat

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